INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of China Energy Ventures Corp. on Form SB-2 of our report dated March 10, 2003 (except for Notes 1(a) and 16 which are as of February 6, 2004) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to China Energy Ventures Corp.’s ability to continue as a going concern) on the consolidated financial statements of China Energy Ventures Corp. (formerly China Broadband Corp.), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Calgary, Alberta, Canada

February 19, 2004